Exhibit 99.1

Media Contact:

Jeff Leshay

847-585-2005

American InterContinental University Statement in Response to

December 17, 2009 Alert Memorandum Issued by the

U.S. Department of Education Office of Inspector General

Hoffman Estates, IL – December 17, 2009 – American InterContinental University (AIU or the University) released the following statement in response to the December 17, 2009 Alert Memorandum (Memo) issued by the U.S. Department of Education Office of Inspector General (OIG) concerning the Higher Learning Commission of the North Central Association of Colleges and Schools (HLC):

On behalf of the University, its students, alumni, faculty and employees, AIU firmly believes the decision of HLC in May, 2009 to grant AIU initial accreditation for a five-year period, the full initial period available under HLC’s policies, was entirely appropriate and fully supported by the facts. The suggestion by OIG that HLC failed to act diligently in accrediting AIU is unfounded.

AIU is absolutely committed to its responsibilities as an accredited member of HLC, and to offering educational opportunities that are in accord with best practices of American higher education and that translate into verifiable, successful outcomes for the University’s students. As an important part of that commitment, AIU firmly stands behind the principle of quality assurance in the form of accreditation being conducted by independent accrediting bodies, such as HLC.

AIU had been accredited by the Commission on Colleges of the Southern Association of Colleges and Schools’ (SACS), a regional commission co-equal to HLC, since 1987. The University sought HLC accreditation after it relocated its main campus from Atlanta to the Chicago region, which is within HLC’s jurisdiction. As a condition of changing its accreditation, and even though the University was in good standing with SACS, AIU was expected to, and did, successfully go through a full HLC accreditation review to demonstrate that it met each and every one of HLC’s Criteria for Accreditation.

The University engaged with HLC in a carefully structured, lengthy and intensive review process conducted by HLC staff and volunteer evaluators in conjunction with scores of AIU faculty, administrators and staff. Many thousands of hours of work, including the review and analysis of thousands of documents and hundreds of interviews with AIU administrators, students, staff, faculty and governing board members, were involved in that effort.

As previously reported, HLC, in granting AIU initial accreditation and in the context of continuous institutional improvement, identified the allocation of credit hours for AIU’s adult learner-oriented online courses as an area that the University should continue to address. It is important to understand that AIU is not alone in seeking to deal with the issue of assigning credit for online courses. Recently, the Office of Postsecondary Education of the U.S. Department of Education issued a paper acknowledging the wide range of learning options that have become available and observing that it is no longer possible to use the common model of “seat time” to measure most online and other courses delivered through non-traditional means.

HLC is currently engaged in an appropriate and thorough review of this issue, which will include an advisory team visit by HLC of AIU scheduled for early January, 2010. AIU is prepared to clearly demonstrate to HLC at that advisory visit that the course structure of its upper-division Bachelor’s and Master’s degree programs was developed and implemented in a manner fully consistent with good practice and contemporary learning theory.

We are confident that HLC’s upcoming professional, peer review of AIU’s programs will confirm the substance and integrity of the University’s academic offerings.

About American InterContinental University

Founded in Europe in 1970, American InterContinental University offers a wide range of undergraduate and graduate degrees in programs such as business, IT, criminal justice and fashion design at U.S. campuses in Atlanta, Los Angeles, Houston, Weston, Fla.; an international campus in London; and an internet-based online campus headquartered in suburban Chicago. The award-winning AIU Online Virtual Campus was recognized as “Best of the Best” in the 2009 Computerworld Honors Program.

AIU is accredited by The Higher Learning Commission and a member of the North Central Association. For more information, visit www.ncahigherlearningcommission.org or call 312-263-0456.

AIU does not guarantee employment or salary.

AIU is a member of the Career Education Corporation (NASDAQ:CECO) network of universities, colleges and schools. For more information, visit www.aiuniv.edu or www.aiuonline.edu.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “project,” “will,” “potential” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, performance and business prospects, and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: the adverse impact and potential impacts on the availability of Title IV and private student loans for our students of (1) the willingness or ability of private lenders to make private student loans in the current U.S. credit markets, (2) new student lending related reporting and disclosure obligations on institutions that participate in Title IV federal student financial aid programs under The Higher Education Opportunity Act (“HEOA”), signed into law on August 14, 2008, in the first full reauthorization of the Higher Education Act of 1965, as amended (together with HEOA, “HEA”) or provide payment plans to students and (3) pending regulations under HEOA, HEA and Congress’ willingness or ability to maintain or increase funding for Title IV programs; potential higher bad debt expense or reduced revenue associated with requiring students to pay more of their educational expenses while in school or with directly providing extended payment plans to our students; increased competition; the effectiveness of our regulatory compliance efforts; impairment of goodwill and other intangible assets as we continue to redefine the company and manage our brands and marketing to improve effectiveness and reduce costs; charges and expenses associated with exiting excess facility space, the impact on our revenues and profitability of our transitional segment; our ability to comply with accrediting agency requirements or obtain accrediting agency approvals for existing or new programs, including AIU’s ability to satisfactorily address concerns of HLC which are subject to an ongoing review by HLC; our dependence on information technology systems; our ownership or use of intellectual property; costs and impacts of regulatory, legal and administrative actions, proceedings and investigations, governmental regulations, and class action and other lawsuits; our ability to manage and continue growth; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Reports on Form 10-Q for the most recent fiscal quarters, and from time to time in our current reports filed with the Securities and Exchange Commission.